                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
    (AS PERMITTED BY RULE 14A-6(E)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ENTEGRIS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------

(5) Total fee paid:

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[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

[LOGO] Entegris

                                                               December 6, 2002

Dear Shareholder:

   You are cordially invited to attend the 2003 Annual Meeting of Shareholders to be held at Thrivent Financial (formerly Lutheran Brotherhood), 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 3:30 p.m. on Tuesday, January 21, 2003.

   The Secretary's formal notice of the meeting and the Proxy Statement are enclosed and describe the matters to come before the meeting. During the meeting, we will review the activities of the past year and report on the status of the Company's business.

   On behalf of the Board of Directors and the Entegris management team, we hope that you will be able to attend the meeting in person, and we look forward to seeing you. Even if you are unable to attend the meeting, it is important that your shares are represented and voted at the Annual Meeting. In either case, please mark, date and sign the enclosed proxy and return it promptly in the accompanying envelope or call the toll-free number indicated on the proxy.

   We look forward to seeing you at the 2003 Annual Meeting of Shareholders.

                                          Sincerely,

                                          /s/ Stan Geyer
                                          Stan Geyer
                                          Chairman of the Board

                                ENTEGRIS, Inc.
                             3500 Lyman Boulevard
                            Chaska, Minnesota 55318

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        to be held on January 21, 2003

                               -----------------


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ENTEGRIS, INC. will be held at Thrivent Financial (formerly Lutheran Brotherhood), 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 3:30 p.m. on Tuesday, January 21, 2003 for the following purposes:

    1. To elect three directors for a three-year term;

    2. To transact such other business as may properly be brought before the meeting or any adjournment.

   The Board of Directors has fixed November 25, 2002 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

   Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope provided or call the toll-free number indicated on the proxy. The proxy may be revoked by you at any time and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ John D. Villas
                                          John D. Villas
                                          Secretary

Chaska, Minnesota
December 6, 2002

                                PROXY STATEMENT

   The enclosed proxy is being solicited on behalf of the Board of Directors of Entegris, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on January 21, 2003. Only shareholders of record at the close of business on November 25, 2002 will be entitled to notice of and to vote at the meeting. A shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. Proxies in the accompanying form, which are properly executed, duly returned and not revoked will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows: (i) in favor of the election as Class II directors of all of the nominees described herein; and (ii) in the discretion of the persons named in the proxy as to such other matters as may properly come before the meeting, or any adjournment, as to which the Company did not have knowledge prior to December 6, 2002.

   If an executed proxy is returned and the shareholder has voted "withhold" or "abstain" on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered represented at the meeting for purposes of determining a quorum but not represented at the meeting for purposes of calculating the vote with respect to such matter or matters.

   The address of the Company is 3500 Lyman Boulevard, Chaska, Minnesota 55318. The telephone number is (952) 556-3131. The mailing of this proxy statement and form of proxy to shareholders will commence on or about December 6, 2002.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

   On November 25, 2002, there were 71,245,336 shares of common stock, par value $.01, issued and outstanding. Each share is entitled to one vote. The following table sets forth information concerning beneficial ownership of common stock of the Company by persons who are known by the Company to own more than 5% of the outstanding voting stock of the Company on November 25, 2002. Unless otherwise indicated, all shares represent sole voting and investment power.

                   Name and Address                        Amount and Nature of   Percent
                  of Beneficial Owner                    Beneficial Ownership (1) of Class
                  -------------------                    ------------------------ --------
WCB Holdings LLC (2)....................................        16,265,608          22.2%
   950 Lake Drive
   Chaska, Minnesota 55317

GreatBanc Trust Company as Trustee of the Entegris, Inc.
Employee Stock Ownership Plan (3).......................         9,593,487          13.1%
   105 East Galena Boulevard - Suite 500
   Aurora, Illinois 60505
   Attention: Amy Buckley

James E. Dauwalter (4)..................................         4,777,315           6.5%
   3500 Lyman Boulevard
   Chaska, Minnesota 55318

--------
(1) Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 71,245,336 common shares outstanding as of November 25, 2002.

(2) The estate of Wayne C. Bongard holds approximately 48% of the voting interest of WCB Holdings LLC and the remainder of the voting interest is held by various trusts for children and grandchildren of Wayne C. Bongard. James A. Bernards, a director of the Company, is Chief Manager of WCB Holdings LLC and controls the estate of Wayne C. Bongard as personal representative. Mr. Bernards and Delmer M. Jensen, another director of the Company, serve as trustees for one or more of the trusts. Each of these individuals disclaims beneficial ownership of the Entegris shares held by WCB Holdings LLC.
(3) Each participant in the Entegris, Inc. Employee Stock Ownership Plan (ESOP) has voting rights on significant matters. No individual ESOP account holds more than 5% of our outstanding shares.
(4) Includes 315,337 shares held directly, 640,333 held by family members, 280,161 shares allocated to Mr. Dauwalter's individual account under the ESOP, 2,915,354 shares held in family trusts and foundations and an aggregate of 626,130 shares subject to stock options exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Commission and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended August 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except for one Form 4 filing for Michael W. Wright related to the sale of 1,500 shares in August 2001 which was inadvertently filed late.

                        Item 1:  ELECTION OF DIRECTORS

   Our bylaws provide that the board of directors must consist of no more than nine directors, and that any increase in the number of directors must be approved by the affirmative vote of 75% of the votes entitled to be cast at a shareholders' meeting, unless the increase was approved by a majority of the board. The board of directors has established the number of directors to serve on the board at nine. The directors are divided into three classes, designated as Class I, Class II and Class III, with staggered three-year terms of office. At each Annual Meeting of Shareholders, directors who are elected to succeed the class of directors whose terms expired at that meeting will be elected for three-year terms. Messrs. James A. Bernards, James E. Dauwalter and Stan Geyer will be up for reelection at the 2003 Annual Meeting of Shareholders, Messrs. Robert J. Boehlke, Gary F. Klingl and Roger D. McDaniel at the 2004 Annual Meeting of Shareholders and Mr. Daniel R. Quernemoen will be up for reelection at the 2005 Annual Meeting of Shareholders. Vacancies may be filled by a majority of the directors then in office, and the directors so chosen hold office until the next election of the class to which such directors belong. All current directors were previously elected by Entegris' shareholders.

   In October 2002, Messrs. Mark A. Bongard and Delmer M. Jensen each voluntarily provided the Board with written notices of their resignations as board members. Mr. Bongard's resignation was effective October 31, 2002, and Mr. Jensen's resignation will be effective as of December 31, 2002. As a result of their resignations, the number of Board members will be seven effective December 31, 2002. In light of recent SEC and NASDAQ proposed rules, the Board is currently evaluating potential candidates and Board size to ensure continuing compliance with NASDAQ requirements. Messrs. Bongard and Jensen each would have each been up for reelection at the Company's 2005 Annual Meeting of Shareholders.

   Unless authority is withheld, the Proxy solicited hereby will be voted FOR the election of Messrs. James A. Bernards, James E. Dauwalter and Stan Geyer for a three-year term expiring at the 2006 Annual Meeting of Shareholders. The affirmative vote of a majority of the shares of common stock of the Company entitled to vote and present in person or by proxy at the annual meeting is necessary to elect each nominee.

   Management has no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, does not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

   The following table sets forth certain information as to each nominee for the office of director, as well as directors whose terms of office will continue after the Annual Meeting of Shareholders is held.

                                                                                                           Term
Name and Principal Occupation                                                                         Age Expires
-----------------------------                                                                         --- -------
James A. Bernards has been a director of Entegris since June 1999. Mr. Bernards has also been         56   2003
President of Facilitation, Inc., a provider of business and financial consulting services, since June
1993. Mr. Bernards was President of the accounting firm of Stirtz, Bernards & Company from
May 1981 to June 1993. Mr. Bernards has been President of Brightstone Capital, Ltd., a venture capital fund manager, since 1986. He is a director of FSI International, Inc., Health Fitness
Corporation, August Technology, Inc. and several private companies. (1)

Robert J. Boehlke has been a director of Entegris since August 1999. Prior to that time,              61   2004
Mr. Boehlke had been a director of Fluoroware, Inc. (Fluoroware)(which consolidated with
EMPAK, Inc. (Empak) in June 1999 to form Entegris) since January 1998. In 2000, Mr. Boehlke retired from KLA-Tencor where he served as Executive Vice President and Chief Financial
Officer. Mr. Boehlke joined KLA-Tencor in 1983 and served in a number of senior management positions. Prior to his employment by KLA-Tencor, Mr. Boehlke was a partner at the investment banking firm of Kidder, Peabody & Company from 1971 to 1983. Mr. Boehlke is a member of the board of directors of DuPont Photomasks, Inc., MEMC Electronic Materials, Inc. and LTX
Corporation. (1) (2) (3)

James E. Dauwalter was appointed Chief Executive Officer in January 2001 and President of             51   2003
Entegris in June 2000 and has been a director of Entegris since June 1999. Mr. Dauwalter has also served as Chief Operating Officer from March 2000 to January 2001, and was the Executive Vice
President of Entegris from March 2000 through June 2000. Prior to that time, Mr. Dauwalter had been a director of Fluoroware since 1982 and also served as Executive Vice President and Chief
Operating Officer of Fluoroware since September 1996. Mr. Dauwalter serves on the board of directors of the Community Bank of Chaska and the Wallestad Foundation, and the supervisory board of Metron Technology N.V., an affiliate of Entegris.

Stan Geyer has been Chairman of the Board of directors of Entegris since January 2001. Prior to       54   2003
that time, Mr. Geyer had been Chief Executive Officer and a member of the board of directors of
Entegris since June 1999. Mr. Geyer also served as President of Entegris from June 1999 to June
2000. Prior to June 1999, Mr. Geyer had been the President and Chief Executive Officer of
Fluoroware since September 1996 and a member of its board of directors since 1982. Mr. Geyer previously served as Vice President of Marketing and Executive Vice President of Fluoroware.
Mr. Geyer serves on the board of directors of the Wallestad Foundation and the advisory board of
Search Ministries Minnesota. (3)

Delmer M. Jensen has been a director of Entegris since June 1999. Mr. Jensen was Executive            64    (4)
Vice President of Operations of Entegris from June 1999 to March 2000. Prior to that time, he had been Chief Executive Officer of Empak since 1998 and Chief Operating Officer from 1988 to
1997. Mr. Jensen joined Empak in 1988. Prior to 1988, he was employed by Thermotech.

Gary F. Klingl has been a director of Entegris since September 2000. Since 1994, Mr. Klingl has       63   2004
served as a management consultant. Prior to 1994, Mr. Klingl served as President of Green Giant
Worldwide, a division of The Pillsbury Company and various other management positions at
Pillsbury. (1) (2) (3)

                                                                                                  Term
Name and Principal Occupation                                                                Age Expires
-----------------------------                                                                --- -------

Roger D. McDaniel has been a director of Entegris since August 1999. Prior to that time,     63   2004
Mr. McDaniel was a director of Fluoroware since August 1997. From 1989 to August 1996,
Mr. McDaniel was the Chief Executive Officer of MEMC, a silicon wafer producer, and was also a director of MEMC from April 1989 to March 1997. Mr. McDaniel is a director of Veeco
Instruments, Inc. He is also a director and past Chairman of the Semiconductor Equipment and
Materials International (SEMI) organization. (1) (2) (3)

Daniel R. Quernemoen has been Chairman Emeritus of the board of directors of Entegris since      71  2005
January 2001. Prior to that time, Mr. Quernemoen had been the Chairman of the board of directors of Entegris since June 1999 and a member of its board since 1970. Mr. Quernemoen was also Chief
Executive Officer of Fluoroware from 1982 to 1996 and President from 1980 to 1982.
Mr. Quernemoen is a member of the board of directors of SEMI. Mr. Quernemoen serves on the board of directors of the Wallestad Foundation.

--------
(1) Member of the Audit Committee
(2) Member of the Compensation and Stock Option Committee
(3) Member of the Nominating and Governance Committee
(4) Mr. Jensen has submitted his resignation effective as of December 31, 2002

   None of the above nominees or directors is related to any other director or to any executive officer of the Company. Except as indicated above, each of the directors has maintained his or her current principal occupation for at least the last five years.

   The Board of Directors held four meetings during the last fiscal year.

Committees of the Board of Directors

   The Board of Directors maintains an Audit Committee composed of Messrs. Bernards, Boehlke, Klingl and McDaniel. The Audit Committee recommends to the board of directors the appointment of independent auditors, reviews and approves the scope of the annual audit and other non-audit services performed by the independent auditors, reviews the findings and recommendations of the independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures. The Audit Committee met eight times during fiscal 2002.

   The Board of Directors also maintains a Compensation and Stock Option Committee comprised of Messrs. Boehlke, Klingl and McDaniel. The Compensation and Stock Option Committee reviews and makes recommendations regarding compensation of officers and directors, administers Entegris' stock option plans, and reviews major personnel matters. The Compensation and Stock Option Committee met four times during fiscal 2002.

   In September 2002, the Board of Directors formed a Nominating and Governance Committee comprised of Messrs. Boehlke, Geyer, Klingl and McDaniel. The Nominating and Governance Committee is responsible for the evaluation and recommendation of individuals for election or reelection to the Board, the review of Board's Committees' charters and membership and Board membership guidelines.

   Each director attended more than 75% of the meetings of the Board and committees of which they were members during fiscal 2002.

Director Compensation

   Each non-employee director of Entegris receives a monthly retainer of $1,000 for their service to the Board. Such directors are also are paid $500 for each regularly scheduled Board meeting and for each official

Committee meeting attended where they are members. Committee Chairs receive an additional $500 for each official Committee meeting.

   Entegris also maintains the Outside Directors' Stock Option Plan (Directors'
Plan) which provides that all non-employee directors receive an option to purchase 15,000 shares of common stock when they are first elected or appointed to the board, and subsequent annual options to purchase 9,000 shares. As of August 31, 2002, there were outstanding options to purchase an aggregate of 215,842 shares at a weighted average exercise price of $6.72 per share.

   In fiscal 2002, Daniel R. Quernemoen was paid $155,065 in salary and received benefits under the Company's employee benefit plans.

   James A. Bernards, a director of Entegris, rendered consulting services to the Company in fiscal 2002 for a fee of $4,000 per month under an oral agreement. The agreement ended effective August 31, 2002.

Compensation Committee Interlocks and Insider Participation

   Through March 2001, Messrs. Geyer, Jensen and Quernemoen were members of the Company's Compensation and Stock Option Committee while serving as executive officers and employee directors of Entegris. No interlocking relationships exist between the board of directors or the Compensation and Stock Option Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

                           NAMED EXECUTIVE OFFICERS

   Executive officers are elected annually by the Board of Directors and serve for a one-year period. There are no family relationships between the executive officers or directors of the Company. The following persons are the executive officers of Entegris, Inc.:

          Name               Age               Position
          ----               --- -------------------------------------
          James E. Dauwalter 51  President and Chief Executive Officer
          Stan Geyer........ 54  Chairman of the Board
          Gregory B. Graves. 42  Chief Business Development Officer
          Robert A. Nelson.. 55  Vice President of Human Resources
          John D. Villas.... 44  Chief Financial Officer
          Michael W. Wright. 55  Chief Operating Officer

   Except as noted herein, each of the named executive officers has been an employee of the Company, Fluoroware or Empak for more than the last five years, generally in senior management positions. Mr. Graves joined Entegris as Chief Business Development Officer in September 2002. Prior to joining Entegris, Mr. Graves held positions in investment banking and corporate development with U.S. Bancorp Piper Jaffray and Dain Rauscher. Mr. Wright joined Empak in June 1998. Prior to joining Empak, Mr. Wright held several management positions at other companies in the semiconductor, equipment and materials industry. James E. Dauwalter and Stan Geyer also serve as directors of the Company. Their biographies can be found on page 3 above.

         SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

   The following table sets forth the number of the Company's common shares beneficially owned by each director and the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" and by all directors and executive officers of the Company as a group, on November 25, 2002. Unless otherwise indicated, all shares represent sole voting and investment power.

                                                    Amount and Nature of Beneficial Ownership
                                                ------------------------------------------------
                                                                         Total number
                                                 Number of    Options     of shares   Percent of
                                                Shares Held Exercisable  beneficially Outstanding
Name                                                (1)     w/in 60 days    owned       Shares
----                                            ----------- ------------ ------------ -----------
James A. Bernards (2)..........................     22,310      48,000       70,310         *
Robert J. Boehlke..............................     10,000      64,210       74,210         *
James E. Dauwalter (3).........................  4,151,185     626,130    4,777,315       6.5%
Stan Geyer (4).................................  1,735,212     639,618    2,374,830       3.2%
Gregory B. Graves..............................         --          --           --         *
Delmer M. Jensen (2)...........................     75,000     100,150      175,150         *
Gary F. Klingl.................................         --      33,000       33,000         *
Roger D. McDaniel..............................         --      52,632       52,632         *
Robert A. Nelson...............................      1,000      48,075       49,075         *
Daniel R. Quernemoen (5).......................  1,136,342     183,988    1,320,330       1.8%
John D. Villas (6).............................    305,921     173,130      479,051         *
Michael W. Wright..............................     12,026      70,094       82,120         *
All directors and executive officers as a group
  (11 persons)(7)..............................  7,448,996   2,039,027    9,488,023      13.2%

--------
* Represents beneficial ownership of less than one percent of the common shares.
(1) Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 71,245,336 common shares outstanding as of November 25, 2002.
(2) The estate of Wayne C. Bongard holds approximately 48% of the voting interests of WCB Holdings LLC and the remainder of the voting interests are held by various trusts for children and grandchildren of Wayne C. Bongard. Mr. Bernards controls the estate of Wayne C. Bongard as personal representative. Messrs. Bernards and Jensen serve as trustees for one or more of the trusts. Each of these individuals disclaims beneficial ownership of the Entegris shares held by WCB Holdings LLC.
(3) Includes 315,337 shares held directly, 640,333 held by family members, 280,161 shares allocated to Mr. Dauwalter's individual account under the ESOP and 2,915,354 shares held in family trusts and foundations.
(4) Includes 568,121 shares held directly, 413,918 held by family members, 291,878 shares allocated to Mr. Geyer's individual account under the ESOP and 461,295 shares held in family trusts and foundations.
(5) Includes 356,252 shares held directly, 208,341 held by family members, 361,349 shares allocated to Mr. Quernemoen's account under the ESOP and 210,400 shares held in family trusts.
(6) Includes 187,211 shares held directly and 118,710 shares allocated to Mr. Villas' account under the ESOP.
(7) Includes an aggregate of 1,547,257 shares held directly, 1,262,592 shares held by family members, 1,052,098 shares allocated to all officers' and directors' accounts under the ESOP shares and 3,587,049 shares held in family trusts and foundations. Excludes 16,365,608 shares owned by WCB Holdings LLC, of which Messrs. Bernards and Jensen disclaim beneficial ownership.

                COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Overview and Philosophy

   The Board of Directors' Compensation and Stock Option Committee (the Committee) includes Messrs. Boehlke, Klingl and McDaniel. The Committee reviews and makes recommendations regarding compensation of executive officers, including those Named Executives listed in the Summary Compensation Table below, administers Entegris' stock option plans, and reviews major personnel matters.

   The Company's executive compensation program strives to be competitive with the compensation provided by comparable companies in the microelectronics and semiconductor industries. Accordingly, the Committee analyzes compensation survey data focused on the microelectronics and semiconductor industries. The compensation survey data reviewed by the Committee is developed and published by several independent sources. In addition, the Committee may also periodically consider the recommendations of an outside compensation consultant.

   The Committee annually conducts a review of its executive compensation program. The purpose of the review is to ensure that the Company's executive compensation program is meeting the objectives listed below. The Committee may also periodically engage independent compensation consultants to assist them in this process.

   The Committee emphasizes long-term business development and creation of shareholder value. Therefore, a significant portion of total compensation is performance-based. The objectives of the executive compensation policies are to:

    .  attract, retain, motivate and reward high caliber executives;

    . foster teamwork and support the achievement of the Company's financial and strategic goals through performance based financial incentives;

    . promote the achievement of strategic objectives which lead to long-term growth in shareholder value;

    . encourage strong financial performance by establishing aggressive goals for target performance and leveraging incentive programs through stock-based compensation; and

    . align the interests of executive officers with those of the Company and its shareholders by making incentive compensation dependent upon company performance.

Executive compensation at the Company has three components: base salary, incentive bonus and stock options.

Base Salary

   The Committee annually reviews and approves the base salaries of executive officers, taking into consideration individual performance, retention, and the responsibilities and performance of the individual executive officer. Base salaries are normally reviewed on an annual basis. The base salary of executive officers, including the Chief Executive Officer, is targeted to be near the competitive average within the microelectronics and semiconductor industry peer groups to which the Company compares itself for compensation purposes. In fiscal 2002, base salaries of executive officers were generally slightly below the averages set forth in the Committee's analysis of independent compensation survey data.

Bonus Programs

   Entegris maintains an executive management incentive program providing annual bonus opportunities for certain qualified employees, including executive officers, under which such employees may be awarded cash bonuses based upon the achievement of individual performance criteria established in advance and upon the Company's financial performance. Under this program, an incentive pool is established at the end of each fiscal year based upon certain financial criteria for the then ending fiscal year, including sales and operating profit targets. For fiscal 2002, executive officers were eligible to receive a bonus payment targeting 100% of their base salary, up to 65% of which is based on the incentive pool, and up to 35% of which is based upon the accomplishment of their individual performance goals, which may include financial and non-financial objectives. Other employees who qualify for this bonus program are eligible to receive lesser percentages of their base salary based upon the same financial and individual factors. Additionally, for domestic employees who do not qualify for this bonus program, the Company maintains a quarterly incentive plan. The quarterly incentive plan provides bonuses based upon base salary, depending upon the Company's corporate domestic operating income results.

   The Company's bonus programs are administered at the discretion of the Committee. Bonuses paid under the executive management incentive program are included in the Summary Compensation Table below. The Committee also has the authority to grant discretionary bonuses to executive officers and other employees to reward extraordinary efforts or outstanding contributions relating to important Company projects. No discretionary bonuses were paid to executive officers in fiscal 2002, except a one-time bonus payment to Michael Wright in connection with his promotion to Chief Operating Officer.

Stock Option Plan

   Executives are also eligible to receive grants under the Company's stock option plan, which is administered by the Committee. Stock options are the principal vehicle used by the Company for the payment of long-term compensation. As noted, the Company awards stock options to align the interests of its executive officers and key personnel with those of its shareholders and to increase the long-term value of the Company.

   Through August 31, 2002, all stock options granted to executive officers have been at or above fair market value. Accordingly, an executive receiving an option generally is rewarded only if the market price of the Company's common stock appreciates. Generally, such options vest over a period of four years. Since long-term options generally vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not necessarily determinative of future grants. In addition, grants have generally included a broad base of participants that includes employees below the executive level.

Chief Executive Officer Compensation

   The Compensation Committee determines the compensation package of its Chief Executive Officer in accordance with the objectives and methodology described above. During the past year, Mr. James E. Dauwalter served in the position of Chief Executive Officer.

   Mr. Dauwalter assumed the position of Chief Executive Officer of Entegris in January 2001. His base salary was set by the Committee at $335,000 and has remained unchanged since that date. This base salary places Mr. Dauwalter somewhat below the average base pay level for chief executive officers of similar companies based on the Committee's assessment of independent compensation survey data. In determining Mr. Dauwalter's base salary, the Compensation Committee considers compensation levels of peer group chief executive officers, individual performance and the Company's recent financial performance.

   Each year, Mr. Dauwalter's bonus plan is established by the Compensation Committee and reflects its determination of what is an appropriate incentive by making a substantial portion of his compensation contingent upon the Company's success and the achievement of specific goals. Several factors are considered, including the Company's financial goals and related non-financial objectives. In fiscal year 2002, Mr. Dauwalter was eligible to receive bonus payment targeting 100 percent of his base salary if predetermined financial goals and other objectives were met. Mr. Dauwalter met certain non-financial objectives and financial performance targets established at the beginning of the fiscal year for determination of his annual incentive bonus award. Accordingly, the Committee awarded Mr. Dauwalter a bonus of $42,712 under the annual incentive plan, as reflected in the accompanying "Summary Compensation Table."

   As with other members of management, Mr. Dauwalter is periodically granted stock options. In fiscal 2002, Mr. Dauwalter was granted stock options to purchase 135,000 shares as shown in the accompanying table entitled "Option Grants in Fiscal 2002."

162(m) Policy

   The Company does not currently have a policy with respect to the limit under Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives as it is likely that under current tax laws all such compensation will be deductible by the Company.

                                          Robert J. Boehlke
                                          Gary F. Klingl
                                          Roger D. McDaniel

                                          Compensation and Stock Option
                                          Committee of the Board of Directors

                          SUMMARY COMPENSATION TABLE

   The following table sets forth certain summary information concerning the compensation earned by Entegris' Chief Executive and the four other most highly compensated executive officers of Entegris for each of the last three fiscal years whom we refer to as the Named Executive Officers.

                                                       Other Annual      All Other
Name and Position               Year Salary   Bonus  Compensation (1) Compensation (2)
-----------------               ---- ------- ------- ---------------- ----------------
James E. Dauwalter............. 2002 328,558  42,712      42,037            7,411
   Chief Executive Officer and
     President                  2001 306,835 282,238                       12,131
                                2000 245,480 383,968                       20,972

Stan Geyer..................... 2002 328,558  42,712      49,403            7,411
   Chairman of the Board        2001 326,289 273,444                       12,099
                                2000 266,827 354,938                       20,621

Robert A. Nelson............... 2002 131,000  19,855                        9,532
   Vice President of Human
     Resources                  2001 128,931  93,337                       10,085
                                2000 117,988 105,010                       10,261

John D. Villas................. 2002 178,500  36,742                        8,610
   Chief Financial Officer      2001 177,746 159,705                       10,852
                                2000 144,087 243,347                       20,875

Michael W. Wright.............. 2002 230,288 188,707                        8,762
   Chief Operating Officer      2001 189,308 180,600                       12,600
                                2000 142,689 191,093                       18,181

--------
(1) Includes $8,694 for personal use of a Company auto and $40,709 for tax preparation and financial planning services paid by the Company for Mr. Geyer, and $6,098 for personal use of a Company auto and $35,939 for tax preparation and financial planning services paid by the Company for Mr. Dauwalter.
(2) Represents payments made to defined contribution plans.

                                 STOCK OPTIONS

   The following tables summarize option grants and exercises during fiscal 2002 to or by the executive officers named in the Summary Compensation Table, and the value of options held by these officers at the end of fiscal 2002. No stock appreciation rights (SARs) have been granted to, or were held by, any of the named executive officers as of August 31, 2002.

                         Option Grants in Fiscal 2002

                              Individual Grants (1)
                   -------------------------------------------
                                                               Value of Assumed
                   Number of                                   Annual Rates of Stock
                   Securities % of Total                       Price Appreciation
                   Underlying   Options   Exercise              for Option Term
                    Options   Granted in    Price   Expiration ---------------------
Name                Granted   Fiscal Year ($/Share)   Price    5% ($)     10% ($)
----               ---------- ----------- --------- ----------  -------   ---------
James E. Dauwalter  135,000      7.73       $8.04    10/15/11  682,602   1,729,848
Stan Geyer........  120,000      6.87       $8.04    10/15/11  606,758   1,537,643
Robert A. Nelson..   30,000      1.72       $8.04    10/15/11  151,689     384,411
John D. Villas....   70,000      4.01       $8.04    10/15/11  353,942     896,958
Michael W. Wright.   75,000      4.29       $8.04    10/15/11  379,223     961,027

--------
(1) Each of these options was granted on October 15, 2001 and has a maximum term of ten years. Each option vests in equal annual increments over the four years following the date of grant.

 Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-end Option Values

                                          Number of Securities       Value of Unexercised
                    Number of            Underlying Unexercised      In-the-Money Options
                     Shares     Value   Options at August 31, 2002   at August 31, 2002(2)
                    Acquired   Realized -------------------------  -------------------------
Name               on Exercise ($) (1)  Exercisable  Unexercisable Exercisable Unexercisable
----               ----------- -------- -----------  ------------- ----------- -------------
James E. Dauwalter       --         --    569,880       235,000     3,040,355     177,525
Stan Geyer........       --         --    587,118       202,500     3,244,615     162,675
Robert A. Nelson..   15,318    219,992     36,825        61,175       124,010      96,777
John D. Villas....   87,500    914,915    161,750       121,250       756,564      86,383
Michael W. Wright.   28,856    308,743     41,344       172,299       100,105     241,731

--------
(1) Based on the market price of the purchased shares on the exercise date less the option price paid for such shares.
(2) The value of the options is determined by multiplying the difference between the exercise price of the option and the closing price of the Company's common stock on the NASDAQ National Market on August 31, 2002 ($9.03 per share) by the number of shares underlying the options.

           EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

   Each of the Named Executive Officers has executed written agreements (the Agreements) providing for their compensation in the event of a "Change of Control." If a Change in Control of the Company occurs, and the Executives are terminated without cause or there is any material reduction in the Executives' responsibilities, duties, terms of employment or change of location of employment of 50 miles or more without Executives' agreement, the Executives are entitled to receive: (i) their base salary and basic benefits for 12 months following termination, (ii) a lump-sum payment equal to their current annual bonus target; and (iii) all unvested stock options become immediately vested and exercisable. Change of Control is defined as: (A) any merger or asset sale other than one in which at least 51% of the outstanding voting securities of the surviving or acquiring company are owned in the aggregate by the shareholders of the Company immediately before the transaction; or (B) the issuance of securities or other acquisition of Company securities such that any person becomes the beneficial owner of 50% or more of the Company's outstanding securities. The Agreements specify all of the Executives' compensation and benefits resulting from actual or constructive termination in connection with a Change In Control. Executives shall not be entitled to any other compensation or benefits from the Company except to the extent provided under any written Company benefit plan, stock option agreement or indemnification agreement, or as may be required under applicable law.

   If the benefits provided for in these Agreements or otherwise payable to the Executive Officers constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Code, then such Executive Officers' severance benefits shall be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive Officers on an after-tax basis, of the greatest amount of severance benefits.

                      CERTAIN RELATED PARTY TRANSACTIONS

   Leases. WCB Holdings LLC, which owns 22.4% of the Company's common shares, is controlled by the Estate of Wayne C. Bongard (the Bongard Estate). The Bongard Estate is the general partner of County 17, Chanhassen Partnership; and the Waconia Partnership. The Company has leased office space and production facilities from these partnerships or from the Bongard estate directly on the terms described in the following paragraphs.

   The Company entered into a lease agreement with a term of 15 years in fiscal 1990 with County 17, Chanhassen Partnership to lease a property in Chanhassen, Minnesota, with a base rent of $37,600 per month adjusted periodically to an agreed upon index. In fiscal 1997, the Company entered into an agreement with Emplast, Inc. (Emplast) to sublease the property through November 30, 2004. The base rent was set at $550,000 per year from June 1, 1999 to May 31, 2000, and thereafter was to increase $50,000 per year until the rental payment reached the lease payment paid by the Company for the premises.

   Emplast is majority owned by WCB Holdings LLC, our largest shareholder, and Mark A. Bongard, a former director, is the Chief Executive Officer of Emplast. In December 2000, subsequent to Emplast's purchase of the property from County 17, Chanhassen Partnership, the Company paid Emplast $280,000 to terminate the lease and related sublease.

   The Company entered into a lease agreement with Waconia Partnership in fiscal 1987, to lease a property in Waconia, Minnesota, which expired June 30, 2002. The base rent was set at $21,791 per month and was adjusted periodically with increases tied to an agreed upon index. This lease also gave the Company the option to purchase the leased premise at the end of the lease at the fair market value, as determined by an appraisal of a mutually agreed upon appraiser.

   Finally, the Company entered into a lease agreement with Wayne C. Bongard, now deceased, in fiscal 1999 to lease a property in Castle Rock, Colorado, until September 30, 2005. The base rent was set at $25,000 per month or 150% of the amount of the monthly debt service due and payable by Mr. Bongard on financing secured by a first lien against that property or any other financing secured to improve the property, whichever is more. The rent could also be increased to reflect the then current market rental rates at Mr. Bongard's option. If the Bongard Estate and the Company disagreed on the rental amount, the rental amount will be determined by a qualified appraiser. In May 2002, the Company paid $500,000 as consideration for the early termination and buyout of future lease commitments on the Castle Rock facility.

   In March 2000, the Company entered into an agreement to purchase certain real estate and personal property, which the Company previously leased from the related party. The purchase price of the property, which was purchased on May 1, 2000, was $2.5 million.

   Under the foregoing agreements, the Company was required to pay all real estate taxes, utilities, and other related property expenses. As of August 31, 2002, the Company had no future obligations under any lease agreements with the major shareholder's trust or entities related to such shareholder.

   Notes Receivable.  In fiscal 1992, the Bongard Estate executed a promissory note in the amount of $801,347 payable to the Company, to be repaid in equal installments over a 36-month period beginning in fiscal 2002, at a rate of interest of 8.0% per annum. The entire balance due was paid in full in fiscal 2002.

   In fiscal 2001, Mr. Michael Wright, an officer of the Company, executed a promissory note in the amount of $85,000 payable to the Company, to be repaid over a 60-month period beginning in fiscal 2005, at a rate of interest of 6.5% per annum. The entire balance due was paid in full in fiscal 2002.

   Note Payable. Mr. Daniel Quernemoen received a promissory note from Fluoroware on January 5, 1996 for $4.1 million as consideration for the redemption of 2,758,000 shares of Fluoroware common stock. This promissory note bears interest at a rate of 8% per annum and is payable in equal monthly installments of approximately $39,300 until January 5, 2011. The outstanding balance due Mr. Quernemoen at August 31, 2002 was $2.8 million.

   Sales to Affiliated Entity. Entegris currently holds approximately 12% of Metron Technology N.V.'s outstanding shares. In addition, James E. Dauwalter, a supervisory director of Metron, is President, Chief Executive Officer and Director of Entegris. As a supervisory director of Metron, Mr. Dauwalter receives Board fees and yearly stock option grants.

   Pursuant to the terms of a distribution agreement which runs through August 31, 2005, Entegris and Metron have agreed that, with some exceptions, Metron would be the exclusive, independent distributor of Entegris' fluid handling products in specific countries, primarily in Europe and Asia. Metron, as distributor, agreed to use its best efforts to sell the agreed upon products in the designated countries. Unless the contract is terminated under specific conditions, the contract can be terminated only upon written notification given more than twelve months prior to the expiration of the applicable term, including extensions. In fiscal 2002, products distributed by Metron accounted for $16.3 million, or approximately 7%, of the Company's sales. Trade accounts receivable relating to these sales as of August 31, 2002 were $3.3 million.

   Contributions to Charity. The Company has historically made numerous charitable contributions, including to the Wallestad Foundation, a private foundation qualified under Section 170 of the Internal Revenue Code, established by Victor Wallestad, a founding shareholder of the Company. The Wallestad Foundation is dedicated to the support of Christian ministries in Minnesota, the United States and throughout the world. Daniel Quernemoen, Stan Geyer and James Dauwalter, directors of Entegris, are also directors of the Wallestad Foundation. Entegris has committed to contribute 5% of its fiscal 2002 net income to charitable organizations. Entegris accrued $130,000 in fiscal 2002 for charitable contributions, with the Wallestad Foundation to receive $90,000.

                               PERFORMANCE GRAPH

                         Comparative Stock Performance
                     Comparison of Cumulative Total Return
                       July 11, 2000 to August 31, 2002

   The line graph compares the cumulative total shareholder return on the common stock of the Company from July 11, 2000 through August 31, 2002 with cumulative total return of (1) The NASDAQ Composite Index and (2) a peer group of companies. The peer group companies are: ATMI, Inc., Advanced Energy Industries, Inc., Brooks Automation, Inc., DuPont Photomasks, Inc., Electro Scientific Industries, Inc., FSI International, Inc., Helix Technology Corporation, MKS Instruments, Inc., Metron Technology N.V., and Photronics, Inc.

                                    [CHART]

                  7/11/2000    8/26/2000     8/25/2001     8/31/2002
Entegris, Inc.      100.0         98.86        106.82        82.09
NASDAQ Composite    100.0        101.57         48.16        33.03
Peer Group          100.0         89.72         62.05        32.77

                  July 11, 2000 August 26, 2000 August 25, 2001 August 31, 2002
                  ------------- --------------- --------------- ---------------
 Entegris, Inc...     100.0          98.86          106.82           82.09
 NASDAQ Composite     100.0         101.57           48.16           33.03
 Peer Group......     100.0          89.72           62.05           32.77

   Assumes $100 invested at the close of trading on July 11, 2000 in Entegris, Inc. common stock, The NASDAQ Composite Index and the peer group index listed above. Assumes reinvestment of all dividends.

                            AUDIT COMMITTEE REPORT

   The Audit Committee (the "Committee") is composed of four directors, all of whom are independent under the rules of the Nasdaq in effect as of the date hereof. The Committee operates under a written charter adopted by the Board of Directors. The Committee's responsibilities include oversight of the Company's independent auditors as well as oversight of management's conduct in the Company's financial reporting process. The Committee also recommends to the Board of Directors the selection of the Company's independent auditors. Management is responsible for the Company's financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon.

   For fiscal 2002, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditor's matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence.

   Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 to be filed with the Securities and Exchange Commission.

                                          James A. Bernards, Chairman
                                          Robert J. Boehlke
                                          Gary F. Klingl
                                          Roger D. McDaniel

                                          Audit Committee of the Board of
                                            Directors

                          INDEPENDENT AUDITORS' FEES

   The following table sets forth the aggregate fees billed or expected to be billed by the Company's independent auditors, KPMG LLP, for the fiscal year ended August 31, 2002:

      Audit Fees............................................. $367,000(a)
      Financial Information Systems Design And Implement Fees $    -0-
      All Other Fees......................................... $151,000(b)

--------
a) Includes fees for the audit of the fiscal 2002 consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q and statutory audits.
b) The Audit Committee has considered whether these services are compatible with maintaining the independent auditor's independence. Includes fees of $151,000 for tax-related services and none for all other non-audit services.

   .

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

   Any shareholder wishing to have a proposal considered for submission at the 2004 Annual Meeting of Shareholders must submit the proposal in writing to the Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than August 8, 2003.

General

   The 2002 Annual Report to Shareholders for the fiscal year ended August 31, 2002 is being mailed with this Proxy Statement.

   Management does not intend to present any matters at the meeting not referred to above and does not presently know of any matter that may be presented to the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon in accordance with their best judgment.

   The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting materials to their principals and will reimburse them for their reasonable out-of-pocket expenses.

   Shareholders who wish to obtain a copy of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, for the fiscal year ended August 31, 2002, may do so without charge by writing to the Secretary at Entegris, Inc., 3500 Lyman Boulevard, Chaska, Minnesota 55318.

                                          By Order of the Board of Directors,

                                          /s/ John D. Villas
                                          John D. Villas
                                          Secretary

Dated: December 6, 2002


(C)2002 Entegris, Inc.    Printed in USA    9000-1265RRD-1202

                                 ENTEGRIS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            Tuesday, January 21, 2003
                                   3:30 p.m.

               Thrivent Financial (formerly Lutheran Brotherhood)
                            625 Fourth Avenue South
                       Minneapolis, Minnesota 55415-1624
                                  612-340-7000



Westbound from St. Paul
         Take 94 West to the 5th Street exit, follow 5th Street to 4th Avenue, turn left on 4th Avenue, Thrivent Financial is located two blocks on the left.

From Minneapolis / St. Paul International Airport
         Take 494 West to 35W North, take the two left lanes towards Downtown exits, take the MN 65/5th Avenue exit on left, follow 5th Avenue to 5th Street, turn left on 5th Street, go one block to 4th Avenue, turn left on 4th Avenue, Thrivent Financial is located two blocks on the left.

From West Metro
         Take 394, exit on 6th Street, follow 6th Street to 4th Avenue, turn right on 4th Avenue, Thrivent Financial is located on the first block on the left.

--------------------------------------------------------------------------------

     Entegris, Inc.
     3500 Lyman Boulevard, Chaska, Minnesota 55318                         proxy
     ---------------------------------------------------------------------------


     This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 21, 2003, which will commence at 3:30 p.m.
     The shares of stock you hold in your account will be voted as you specify below.

     If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.
     By signing the proxy, you revoke all prior proxies and appoint GreatBanc Trust Company, as Trustee for the Entegris, Inc. Employee Stock Ownership Plan and Trust to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments.


                      See reverse for voting instructions.

                                                             -------------------
                                                             COMPANY #
                                                             CONTROL #
                                                             -------------------

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326
     o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week; until 12 pm (noon) ET on January 20, 2003.
     o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
     o    Follow the simple instructions the Voice provides for you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Entegris, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.


          If you vote by telephone, Please do not mail your Proxy Card


                         \  /  Please detach here \ /
--------------------------------------------------------------------------------

              The Board of Directors Recommends a Vote FOR Item 1.

1. ELECTION OF  01 JAMES A. BERNARDS    [_] Vote FOR      [_] Vote WITHHELD
   DIRECTORS:   02 JAMES E. DANWALTER       all nominees      from all
                03 STAN GEYER               (except as        nominees
                                            marked)

(Instructions: To withhold authority   ----------------------------------------
to vote for any indicated nominee,     |                                      |
write the number(s) of the nominee(s)  |                                      |
in the box provided to the right.)     ----------------------------------------


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [_]
Indicate changes below:                Dated: __________________________________

                                       ----------------------------------------
                                       |                                       |
                                       |                                       |
                                       ----------------------------------------

                                       Signature(s) in Box
                                       Please sign exactly as your name(s)
                                       appear on Proxy. If held in joint
                                       tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

                                 ENTEGRIS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            Tuesday, January 21, 2003
                                    3:30 p.m.

               Thrivent Financial (formerly Lutheran Brotherhood)
                            625 Fourth Avenue South
                       Minneapolis, Minnesota 55415-1624
                                  612-340-7000


Westbound from St. Paul
         Take 94 West to the 5th Street exit, follow 5th Street to 4th Avenue, turn left on 4th Avenue, Thrivent Financial is located two blocks on the left.

From Minneapolis / St. Paul International Airport
         Take 494 West to 35W North, take the two left lanes towards Downtown exits, take the MN 65/5th Avenue exit on left, follow 5th Avenue to 5th Street, turn left on 5th Street, go one block to 4th Avenue, turn left on 4th Avenue, Thrivent Financial is located two blocks on the left.

From West Metro
         Take 394, exit on 6th Street, follow 6th Street to 4th Avenue, turn right on 4th Avenue, Thrivent Financial is located on the first block on the left.

--------------------------------------------------------------------------------

         Entegris, Inc.
         3500 Lyman Boulevard, Chaska, Minnesota 55318                     proxy
         -----------------------------------------------------------------------


         This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 21, 2003, which will commence at 3:30 p.m.
         The shares of stock you hold in your account will be voted as you specify below.

         If no choice is specified, the proxy will be voted "FOR" Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint STAN GEYER and JAMES E. DAUWALTER, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments.


                      See reverse for voting instructions.

                                                             -------------------
                                                             COMPANY #
                                                             CONTROL #
                                                             -------------------

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326
     o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week; until 12 pm (noon) ET on January 20, 2003.
     o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
     o    Follow the simple instructions the Voice provides for you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Entegris, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.


          If you vote by telephone, Please do not mail your Proxy Card


                         \  /  Please detach here \ /
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              The Board of Directors Recommends a Vote FOR Item 1.

1. ELECTION OF  01 JAMES A. BERNARDS    [_] Vote FOR      [_] Vote WITHHELD
   DIRECTORS:   02 JAMES E. DAUWALTER       all nominees      from all
                03 STAN GEYER               (except as        nominees
                                            marked)

(Instructions: To withhold authority   ----------------------------------------
to vote for any indicated nominee,     |                                      |
write the number(s) of the nominee(s)  |                                      |
in the box provided to the right.)     ----------------------------------------


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [_]
Indicate changes below:                Dated: __________________________________

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                                       Signature(s) in Box
                                       Please sign exactly as your name(s)
                                       appear on Proxy. If held in joint
                                       tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.